UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	333-161449	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of The Residence at Waterstone (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On April 6, 2012, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Pikesville LLC (the “Owner”), purchased a 255-unit apartment complex (“The Residence at Waterstone”) from Avalon Village Green Associates, LLC. The seller is not affiliated with the Company or the Advisor. The Residence at Waterstone is located in northwest Baltimore suburb of Pikesville, Maryland on approximately 25.2 acres of land.
The purchase price of The Residence at Waterstone was $64.7 million plus closing costs. The Company funded the acquisition of The Residence at Waterstone with proceeds from the The Residence at Waterstone Mortgage Loan (defined below in Item 2.03) in the amount of $47.9 million and proceeds from its ongoing initial public offering.
The Residence at Waterstone was constructed in 2002 and is currently 96% leased. The Residence at Waterstone is comprised of 255 apartment units encompassing 370,591 rentable square feet, featuring one-, two- and three-bedroom layouts in 29 two- and three-story townhome-style buildings. The community amenities include a clubhouse, a fitness center, a conference room, a business center, a media theater and a cafe.
On April 6, 2012, the Owner entered into a property management agreement (the "Property Management Agreement") with Kettler Management, Inc. (“Kettler”), which is not affiliated with the Company or its sponsors, pursuant to which Kettler will provide property management services with respect to The Residence at Waterstone. Concurrently with the execution of the Property Management Agreement, the Owner also entered into a Property Management - Account Services Agreement (the “Services Agreement”) with Legacy Partners Residential L.P. (“LPR”), an affiliate of the Company's sub-advisor, pursuant to which LPR will provide certain account maintenance and bookkeeping services related to The Residence at Waterstone. Under the Services Agreement, the Owner will pay LPR a monthly fee in an amount equal to 1% of The Residence at Waterstone's Gross Monthly Collections (as defined in the Property Management Agreement). Unless otherwise provided for in an Approved Operating Budget (as defined in the Property Management Agreement), LPR will be responsible for all expenses that it incurs in rendering services pursuant to the Services Agreement. The Services Agreement has an initial term of one year and will continue thereafter on a month-to-month basis unless either party gives 30 days' prior written notice of its desire to terminate the Services Agreement. Notwithstanding the foregoing, the Owner may terminate the Services Agreement at any time without cause upon 30 days' prior written notice to LPR. The Owner may also terminate the Services Agreement with cause immediately upon notice to LPR and the expiration of any applicable cure period. LPR may terminate the Services Agreement at any time without cause upon 90 days' prior written notice to the Owner.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On April 6, 2012, in connection with the acquisition of The Residence at Waterstone, the Owner entered into a seven‑year multifamily note with CBRE Capital Markets, Inc. (the “Lender”) for borrowings of $47.9 million secured by The Residence at Waterstone ("The Residence at Waterstone Mortgage Loan”).  The Residence at Waterstone Mortgage Loan matures on May 1, 2019 and bears interest at a fixed rate of 3.79%. Monthly payments are initially interest-only.  Beginning on June 1, 2014, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the loan, with the remaining principal balance and all accrued and unpaid interest due at maturity.  The Owner has the right to repay the loan in whole (but not in part) subject to certain conditions and a formula-based yield maintenance premium, unless the loan is securitized, in which case the loan cannot be prepaid until six months prior to maturity, but is defeasible subject to certain conditions.  The loan is fully assumable by a subsequent purchaser of The Residence at Waterstone.
KBS Legacy Partners Properties LLC (“KBSLPP”), an indirect wholly owned subsidiary of the Company, is providing a limited guaranty of The Residence at Waterstone Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums for which the Owner is personally liable under the loan documents, including losses or damages which may result from certain intentional actions committed by the Owner or its affiliates in violation of the loan documents. KBSLPP is also providing a guaranty of the principal balance and any interest or other sums outstanding under The Residence at Waterstone Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Owner under The Residence at Waterstone Mortgage Loan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before June 22, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: April 10, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary